QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

February 13, 2004

Bristol West Holdings, Inc.
5701 Stirling Road
Davie, Florida 33314

Ladies and Gentlemen:

        We have acted as counsel to Bristol West Holdings, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to (i) up to 3,106,504 shares of the Company's authorized and unissued Common Stock, par value $0.01 per share (the "Common Stock"), which may be issued pursuant to, or upon the exercise of stock options granted under, the 1998 Stock Option Plan for Management and Key Employees of Bristol West Holdings, Inc. and Subsidiaries or the 2004 Stock Incentive Plan for Bristol West Holdings, Inc. and Subsidiaries (the "Plans") and (ii) up to 2,100,016 shares of Common Stock that may be issued to employees pursuant to the Plans upon exercise of stock options previously granted to such employees.

        We have examined the Registration Statement, the Plans and a form of the share certificate, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

        In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the shares of Common Stock that may be issued by the Company pursuant to the Plans have been duly authorized and, upon their issuance and delivery in accordance with the Plans, will be validly issued, fully paid and nonassessable.

        We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus incorporated by reference in the Registration Statement.

Very truly yours,
/s/ SIMPSON THACHER & BARTLETT LLP SIMPSON THACHER & BARTLETT LLP

QuickLinks

  Exhibit 5.1